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                                                                EXHIBIT C


                   Executive Officers of General REMI II
                   -------------------------------------


Name                              Title
----                              -----
David Colangelo                   Executive Officer
Dene Dobensky                     Executive Officer
Lynn M. Latham                    Executive Officer
Susan W. Lewis                    Executive Officer
Ann McCarthy                      Executive Officer
James H. Metz                     Executive Officer
Duane R. Nelson                   Executive Officer
Robert Scoville                   Executive Officer
Mark R. Tutun                     Executive Officer
William P. Bowman                 Executive Officer
Almond L. Nickerson               Executive Officer
Michael D. Watson                 Executive Officer